Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Yi Feng Holdings Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Equity	Ordinary shares, par value $0.0001 per share	(1)	457(a)	4,312,500	$6.00	$25,875,000.00		$3,573.34

Total Offering Amounts:							$25,875,000.00		3,573.34
Total Fees Previously Paid:									3,573.34
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	The maximum aggregate offering price has been reduced to $8,804,200, representing (i) a direct public offering of up to 1,000,000 ordinary shares by the registrant at an offering price of $2.00 per share, for aggregate gross proceeds of up to $2,000,000, and (ii) the resale by the selling shareholders identified in the registration statement of up to 3,402,100 ordinary shares at an estimated maximum offering price of $2.00 per share.